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                                                                   Exhibit 10.42

                                CDL CAPITAL CORP.
                      5725 North Scottsdale Road, Suite 190
                            Scottsdale, Arizona 85250






                                 March 10, 1998






Gaylord Karren, Chairman and CEO
Venturi Technology Enterprises, Inc.
1327 North State
Orem, Utah 84057

         Re:      Business and Financial Advisory Agreement

Dear Gaylord:

         The purpose of this letter agreement (the "Agreement") is to confirm and set forth the terms and conditions of the engagement of CDL Capital Corp., a Nevada corporation (the "Advisor") by Venturi Technology Enterprises, Inc., a Nevada company (the "Company"), to render business and financial advisory services to the Company for the purpose of assisting the Company's growth and development and, where indicated, to raise funds to facilitate the achievement of its business objectives.

         The Company desires to develop business and marketing plans, financial models, and funding strategies and to secure appropriate financing for its business and has requested that Advisor assist it in structuring, preparing and carrying out appropriate financing activities, which activities may include the issuance and sale of the Company's securities or the structuring of other business or financial arrangements. The services to be rendered by Advisor to the Company shall be subject to the following terms and conditions:

         1. Engagement. The Company hereby engages Advisor to act as the exclusive financial advisor to the Company on a best efforts basis upon the terms and conditions set forth herein, subject to the limitations and exceptions stated herein, and Advisor hereby accepts such engagement. During the term of its engagement, Advisor will consult with the Company in developing business and marketing plans, financial models and funding strategies and in planning and arranging transactions by which the Company may secure needed funding. In the event the Company decides to offer its Common Stock or other equity or debt securities to a limited

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number of investors in a private placement in compliance with applicable state and federal securities laws, Advisor shall assist and advise the Company with respect to the terms of the offering, the identification of suitable investors and the preparation of any appropriate private placement memorandum, stock purchase or subscription agreement or other disclosure or acquisition documents. In the event the Company proposes to offer its Common Stock or other equity or debt securities to the public pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (a "Public Offering"), Advisor shall assist in advising the Company with respect to the proposed Public Offering, including review of the registration statement, the selection of the underwriter(s), the terms and conditions of the agreements with the underwriter(s), and the timing and pricing of the issue.

         2.       Compensation To The Advisor.

         (a) Reimbursement of Expenses. Subject to the limitations stated herein, the Company agrees to pay all reasonable out-of-pocket expenses, including legal fees, travel expenses and other business related disbursements, incurred by Advisor in acting on the Company's behalf hereunder, whether or not any transactions contemplated hereunder are actually consummated, and in addition to the fees payable under paragraphs 2(b) and 2(c) hereof. Advisor will not expend or obligate the Company for expenses in excess of $1,000 without the prior approval of the Company.

         (b) Hourly Advisory Fees. Advisor shall be paid a fee for advisory services rendered to the Company hereunder at a rate not to exceed $200 per hour, whether or not any financing transaction or other Business Arrangement (as defined below) is consummated, but subject to offset as provided in paragraph 2(d)(3) below. Advisor will not incur more than five hours of such advisory fees on any one project without providing Company with reasonable notice thereof. Such fees shall be paid monthly against delivery to the Company of an invoice for the advisory services rendered.

         (c) Success Fees. Subject to the other terms and conditions of this Agreement, in the event that the Company consummates a debt or equity financing (other than a Public Offering, the fees for which shall be limited to the hourly fees set forth in paragraph 2(b) above) or participates in a Business Arrangement, Advisor shall be entitled to a success fee calculated as follows:

                  (1) In the event of any transactions involving a private placement or other issuance of the Company's equity securities (other than a Public Offering), the Company shall pay Advisor a success fee of ten percent (10%) of the total sum raised in such transactions.

                  (2) In the event of any transactions involving a debt financing, the Company shall pay Advisor a success fee of five percent (5%) of the gross proceeds to the Company from such transactions.

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                  (3) In the event the Company participates in any Business
         Arrangements, as hereinafter defined, involving in part the raising of funds through an issuance of equity securities or a debt financing, then the Company shall pay to Advisor a success fee with respect to the equity or debt financing portions of such transactions in an amount equal to the percentage of the funds raised in such portions of such transactions that would be payable if the transactions had been debt or equity financings, the fees for which are payable pursuant to paragraphs 2(c)(1) and 2(c)(2) above.

                  (4) In the event the Company participates in any Business Arrangements, the Company shall pay Advisor a success fee of ten percent (10%) of the aggregate amount of the acquisition or sale price (payable in cash or otherwise and including deferred payments, if any), less the amount of fees payable in cash or otherwise and including deferred payments, if any), less the amount of fees payable with respect to such Business Arrangements pursuant to paragraph 2(c)(3) above.

                  (5) Any fees payable with respect to any transaction pursuant to clauses (1), (2) or (3) of paragraph 2(c) shall be reduced by the amount of any fees payable to any finder, promoter, investment banker, broker or underwriter involved in the transaction (provided that such obligation is not incurred in conflict with Advisor's exclusive rights hereunder), so that the entire fees payable by the Company in connection with a transaction (but not including fees payable to attorneys and accountants) do not exceed the amounts provided in paragraph 2(c).

         (d)          Retainer.

                  As a retainer, the Company will issue to Advisor a common stock purchase warrant to purchase one hundred thousand (100,000) shares of the common stock of the Company (the "Warrant") at an exercise price of $2.05 per share exercisable at the Advisor's option for a period of five (5) years. The Warrant shall be in a form acceptable to the Advisor and shall be earned when received.

         (e)        Terms Relating to Payment of Fees.

                  (1) Subject to the other terms and provisions hereof, the fees described in paragraph 2(c) hereof shall be payable with respect to any financing transaction or Business Arrangement (i) consummated during the term of this Agreement or (ii) consummated within twelve (12) months after the termination hereof, by, through or with the assistance of any individual or entity to whom the Company was introduced or with whom the Company negotiated or communicated (through its officers, directors or shareholders or through Advisor) during the term of this Agreement.

                  (2) Any transactional fees payable under paragraph 2(c) shall be paid in cash at the closing of the transaction or Business Arrangement to which the fees relate. In the event the consideration involved in a Business Arrangement is to be paid other than in cash at the

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         closing, then the present cash value of such deferred payments shall be determined by the mutual agreement of Advisor and the Company and the appropriate fee will be based on such present cash value.

                  (3) The fees payable with respect to any transaction pursuant to paragraph 2(c) will be reduced by the amount of any fees paid pursuant to paragraph 2(b), to the extent the advisory services rendered for which the hourly fees are payable relate to any transaction for which the transactional fees are payable.

                  (4) For the purposes of this Agreement, the term "Business Arrangement" shall mean the acquisition, consolidation, merger, purchase or other union of the business or assets or any part thereof of a third party into or with the Company or an affiliated entity, whether or not the Company is the surviving entity, or the sale of all or substantially all of the assets of the Company to a third party. "Business Arrangement" shall not mean, however, acquisition of a competitor company, one or more, in the normal cause of effecting the Company's business plan.

         3. Obligations of the Company.

         (a) Corporate Authorization. The Company agrees to take all necessary and appropriate corporate actions to authorize all actions required to implement, and all agreements and additional documents relating to, the transactions contemplated hereby.

         (b) Furnishing of Information. The Company will furnish to Advisor such information and documents as Advisor may reasonably request to facilitate the performance of Advisor's advisory services hereunder, including access to facilities operated by the Company and to members of the management of Company and copies of management reports, budgets and the like, furnished to the management or directors of the Company.

         4. Representations and Warranties of the Company. The Company represents and warrants to Advisor that any information furnished or to be furnished to Advisor for use in any business and marketing plans, financial models or funding strategies, and in any private placement memorandum, registration statement or other disclosure or offering document prepared for use in connection with any financing transaction, Public Offering or Business Arrangement will contain no untrue statement of any material fact nor omit to state any material fact necessary to make the information furnished not misleading, except to the extent subsequently corrected prior to the date of the closing of any transaction to which such documentation relates. The Company further warrants and represents that if the circumstances or facts relating to information or documents furnished to Advisor change at any time subsequent to the furnishing of such documentation or information to Advisor and prior to the date of the consummation of any financing transaction, the Company will inform Advisor promptly of such changes and forthwith deliver to Advisor documents or information necessary to insure the continued accuracy and completeness of all information and documents previously furnished.

         5. Representations and Warranties of Advisor. Advisor represents to the Company that

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during the term of this Agreement it will not make any untrue statement of material fact or omit to state any material fact required to be stated or necessary to make any statements made not misleading concerning any matters or transactions contemplated by this Agreement. Advisor further represents and warrants to the Company that all actions taken by it on behalf of the Company in connection with any financing transaction or Business Arrangement will be conducted in compliance with all applicable state and federal securities laws and any procedures that might be reasonably imposed by the Company or its legal counsel to ensure compliance with such laws.

         6. Review and Approval of Documentation. The Company shall have the right to review and approve, prior to distribution, the content of any business or marketing plans, financial models, funding strategies, or disclosure or offering documents prepared by Advisor in the performance of its services hereunder.

         7. Cooperation of Parties. Advisor shall cooperate with the Company and its counsel with respect to the preparation of any business and marketing plans, financial models, funding strategies, or any financing transaction, Public Offering or Business Arrangement and in the preparation of any offering memoranda, investor questionnaires, stock purchase or subscription agreements, blue sky law compliance and the like as may be required as a result of any actions taken by Advisor in the rendering of services to the Company hereunder.

         8. No Obligation to Consummate Transactions. The Company shall not be obligated to enter into any financial transaction or Business Arrangement which may be presented to it by Advisor and Advisor shall have no authority to make any representations on behalf of the Company or to otherwise bind the Company in any manner whatsoever. If the Company elects to consummate a transaction presented to it by or as a result of the efforts of Advisor, the final terms of the transaction shall be subject to negotiation by the Company and its legal counsel. The parties understand and acknowledge that neither party has represented to or assured the other that a financing transaction or other Business Arrangement will actually be entered into as a result of Advisor's services hereunder.

         9. Indemnification. The Company agrees to indemnify and hold Advisor and each of its affiliates, directors, officers, employees and agents and any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any such person or entity (hereinafter referred to collectively as the "Indemnified Persons") harmless against and from any and all losses, claims, damages, liabilities, joint or several, suffered or incurred by, or asserted against, any Indemnified Person (including any amounts paid in settlement of any action, suit or proceeding brought or threatened to be brought, if such settlement is effected with the written consent of the Company) under any of the federal securities laws, under any other statute, common law, or otherwise, which arises in connection with or is based upon any document or transaction contemplated by this Agreement but not as to information provided by or representations made by the Advisor with regard to the Company which the Company has not generally or specifically authorized, and to reimburse each Indemnified Person for any travel, legal or other out-of-pocket expenses (including the cost of any investigation and preparation) reasonably incurred by such Indemnified Person in connection with any action, suit, proceeding or claim ("Litigation") for which indemnification under the preceding clause may be

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sought (including the fees of counsel of such Indemnified Person's choice retained in connection with investigating or defending against Litigation); provided, however, that there shall be excluded from such indemnification and reimbursement any such loss, claim, expense, damage or liability arising out of or based upon the breach of Advisor's contractual duties to the Company hereunder or the willful misconduct or gross negligence of the Indemnified Persons; provided, further, that the Company shall not be liable for any loss, claim, damage or liability resulting from any settlement entered into by an Indemnified Person without the written consent of the Company as set forth above; provided, further, that this indemnity shall not apply to any loss, claim, damage, liability or expense resulting from information about an Indemnified Person furnished by such Indemnified Person for use in any offering or disclosure documentation prepared for use in any financing transaction or Business Arrangement contemplated hereby. The Company shall be notified by any Indemnified Person seeking indemnification by registered letter, of any action commenced against such Indemnified Person, within a reasonable time after such Indemnified Person shall have been served with the summons or other first legal process or shall have received written notice of the threat of a claim in respect of which an indemnity may be claimed, giving information as to the nature and basis of the claim, but failure so to notify the Company shall not relieve the Company from any liability which it may have hereunder or otherwise except to the extent that such failure so to notify the Company materially prejudices the rights of the Company. The Company shall be entitled to participate at its own expense in the defense, and if the Company so elects within a reasonable time after receipt of such notice, or if all Indemnified Persons seeking indemnification on such notice so direct, the Company shall assume the defense of any Litigation brought to enforce any such claim, and in either such case, such defense shall be conducted by counsel chosen promptly by the Company and reasonably satisfactory to Advisor; provided, however, that, if the defendants in any such action include both an Indemnified Person and the Company and such Indemnified Person shall have been advised by its counsel that there may be legal defenses available to such Indemnified Person which are different from or additional to those available to the Company, and which in the reasonable opinion of such counsel are sufficient to make it undesirable for the same counsel to represent both the Company and such Indemnified Person, such Indemnified Person shall have the right to employ his own counsel in such Litigation, and in such event the reasonable fees and expenses of such counsel shall be borne by the Company. The foregoing indemnity and reimbursement agreement shall be in addition to any other rights which an Indemnified Person may have at common law or otherwise.

         10. Term and Termination of Agreement. This Agreement shall remain in full force and effect for a term of one (1) year from the date hereof, subject to earlier termination as provided below, and subject to extension by mutual agreement of the parties for an additional twelve (12) month period. During the term hereof and subject to the limitations and exceptions stated herein, Advisor shall be the exclusive financial advisor to the Company and the Company agrees not to enter into any similar or like agreement with any other party during such period without the prior written consent of Advisor. Advisor's engagement hereunder may be terminated by either Advisor or the Company at any time after the first anniversary of the date hereof. Following the expiration of this Agreement or if Advisor's engagement is earlier terminated by the Company as permitted herein, Advisor will be entitled to its full fees under paragraph 2(c) of the Agreement with respect to financing transactions and Business Arrangements consummated within twelve (12) months after such expiration or termination, subject to the provisions of paragraphs 2(d) and 11 hereof, with regard to

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any contact given the Company by Advisor. The indemnity provisions set forth herein shall survive any termination of the Advisor's engagement hereunder.

         11. Limitations and Exceptions to Exclusivity. The exclusivity provisions of this Agreement are suspended until such time as Company has received at least a $1 million capital infusion from the efforts of Advisor at which time such provisions become effective ("Effectiveness"). On Effectiveness, the exclusivity provisions of paragraphs 1, 2 and 10 hereof do not apply to those persons and entities listed on Exhibit A hereto until June 30, 1998, when the exclusivity provisions of this Agreement apply in all cases and to all persons and entities without exception.

         12. Rights of Parties. Advisor shall be entitled to assign all of its rights and obligations hereunder to its designee reasonably acceptable to the Company. Such assignment shall be effective upon the execution by such assignee of a counterpart of this Agreement. Upon such assignment, the term "Advisor" is used herein shall refer to such assignee. Except as otherwise provided above, no party shall be entitled to transfer or assign any or its rights or obligations hereunder without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of, the parties and their respective successors and assigns.

         13. Legal Counsel; Waiver of Conflict of Interest. The parties have had the opportunity to consider the terms of this agreement with their respective legal counsel and have either obtained the advice of legal counsel in connection with their execution hereof or do hereby expressly waive their right to seek such legal counsel in connection with this transaction. Advisor and the Company recognize that the law firm of Robert K. Rogers & Associates has represented each of them in the past, is presently representing them, and is likely to represent each of them in the future. As a result, both Advisor and Company waive any and all conflicts of interest which may have existed, which may exist or which may arise in the future as a result of such representation.

         14. Governing Law. This Agreement shall be interpreted in accordance with its terms and otherwise in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed entirely within such State.

         15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations and statements, if any, whether oral or written, with respect to the subject matter hereof. No modification of this Agreement shall be valid or binding upon the parties hereto unless made in writing and signed on behalf of each party hereto by its respective authorized officer.

         16. Headings. The headings used in this Agreement have been inserted for convenience only and are not to be considered in construing the meaning of the Agreement.

         If the foregoing is in accordance with the Company's understanding, please sign and return




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the enclosed copy of this letter, whereupon this Agreement shall constitute a binding agreement between the Company and Advisor.

                                                     Sincerely yours,



                                                     Kirby D. Cochran
                                                     President




This Business and Financial Advisory Agreement is acknowledged and agreed to by the undersigned as of this 16 day of March, 1998.

                                 Venturi Technology Enterprises, Inc.


                                 By /s/ Gaylord Karren
                                     Gaylord Karren, Chairman and CEO



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                                   Exhibit A

               PERSONS AND ENTITIES EXCLUDED FROM THE EXCLUSIVITY
                PROVISIONS OF THAT CERTAIN BUSINESS AND FINANCIAL
                           ADVISORY AGREEMENT BETWEEN
VENTURI TECHNOLOGY ENTERPRISES, INC. AND CDL CAPITAL CORP. DATED MARCH 10, 1998:


                  1.  Northstar Capital
                  2.  Jeff Brimhall
                  3.  Mercantile Finance Corp.
                  4.  Those persons and entities listed on Attachment A hereto


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